EXHIBIT 5

                     OPINION OF KEATING, MUETHING & KLEKAMP



                            FACSIMILE (513) 579-6956



                                  July 29, 1997

Direct Dial (513) 579-6410
E-Mail:  gkreider@KMKlaw.com



Ladies and Gentlemen:

     This  firm  is  general  counsel  to  Globe  Business  Resources,  Inc.(the
"Company") and as such, we are familiar with the Company's Articles of Incorporation, Code of Regulations and corporate proceedings generally. We have reviewed the corporate records as to the establishment of the Company's 1997 Stock Option Plan and 1997 Directors' Stock Option Plan (hereinafter referred to as the "Plans") which calls for the issuance of shares of Common Stock to employees and directors of the Company and its subsidiaries, respectively, upon exercise of options granted to them. Based solely upon such examination, we are of the opinion that:

     1. The Company is a duly organized and validly existing corporation under the laws of the State of Ohio; and

     2. The Company has taken all necessary and required corporate actions in connection with the proposed issuance of 200,000 shares of Common Stock pursuant to the Plans subject to the approval by shareholders, and after such shareholder approval is recieved, the Common Stock, when issued and delivered, will be validly issued, fully paid and non-assessable shares of Common Stock of the Company free of any claim of pre-emptive rights.

         We hereby consent to be named in the Registration Statement and the Prospectus part thereof as the attorneys who have passed upon legal matters in connection with the issuance of the aforesaid Common Stock and to the filing of this opinion as an exhibit to the Registration Statement.

                                         Very truly yours,

                                          KEATING, MUETHING & KLEKAMP, P.L.L.


                                     By:   /s/ Gary P. Kreider
                                        --------------------------------------
                                                  Gary P. Kreider